EXHIBIT 1.2.3

AGREEMENT

This Agreement is entered into as of             , 2003 by and among Artisan Components, Inc., a Delaware corporation (the “Company”), Synopsys, Inc., a Delaware corporation (“Synopsys”), UBS AG, London Branch (“UBS London Branch”), UBS Warburg LLC, RBC Dain Rauscher Inc., Needham Company, Inc. and D.A. Davidson & Co., as representatives (“Representatives”) of the underwriters named in Schedule I (the “Underwriters”) of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of             , 2003 among the Company, the Selling Stockholders and the Underwriters for whom the Representatives are acting as representatives. All terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

RECITALS

WHEREAS, Synopsys has entered into a forward sale, effective upon the date of closing of the purchase of the Firm Shares (the “First Closing Date”), of 725,000 shares of Common Stock of the Company (the “Synopsys Shares”) with UBS London Branch pursuant to, and subject to the terms of, that certain confirmation dated on or about the date of the Underwriting Agreement, which incorporates the ISDA Credit Support Annex (collectively, the “Forward Sale Contract”);

WHEREAS, UBS London Branch intends to hedge its forward purchase of the Synopsys Shares by selling short through UBS Warburg an equivalent number of shares of Common Stock as part of the Offering;

WHEREAS, Synopsys has agreed to lend to UBS London Branch the Synopsys Shares immediately prior to the First Closing Date pursuant to the Forward Sale Contract so that UBS London Branch can use the borrowed shares to effect the short sale described in the paragraph above; and

WHEREAS, UBS Warburg will deliver the Prospectus in connection with any short sales of shares effected on UBS London Branch’s behalf.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Synopsys represents and warrants to, and agrees with, each of the several Underwriters each of the representations, warranties and agreements made by the Selling Stockholders in Section 4 of the Underwriting Agreement, and agrees that each of the representations and warranties made shall be deemed to be repeated at the closing held on the First Closing Date (provided that (A) references in such Section 4 to “this Agreement” shall be interpreted to mean, in lieu of the Underwriting Agreement, each of this Agreement, the related Custody Agreement between Synopsys and EquiServe Trust Company, N.A. (“the Custody Agreement”) and the Forward Sale Contract (collectively referred to herein as the “Synopsys Agreements”) and the words “hereunder” or “herein” shall mean under or as provided in the Synopsys Agreements, (B) references in such Section 4 to a Custody Agreement shall mean the Custody Agreement as defined herein, (C) references to the Representatives in Section 4(e) shall be deemed references to UBS London Branch, (D) the transactions contemplated by the Synopsys Agreements, and the performance by Synopsys thereunder, shall not constitute a violation or breach of the representations and warranties contained in Section 4(g), and (E) references in such Section 4 to “Shares” shall be deemed to be references to the Synopsys Shares).

2.    Synopsys will provide and be entitled to indemnification and contribution pursuant to Sections 11 of the Underwriting Agreement exactly as if it were a Selling Stockholder that was a party to the Underwriting Agreement and as if the Synopsys Shares sold by the Underwriters in the Offering were sold by Synopsys to the Underwriters pursuant to the Underwriting Agreement. As transferee of the Synopsys Shares pursuant to the Forward Sale Contract, UBS London Branch shall provide and be entitled to indemnification and contribution to the same extent as is Synopsys pursuant to (i) Section 11 of the Underwriting Agreement and (ii) Section 5 of that certain Securities Rights and Restrictions Agreement dated as of January 1, 2002 between the Company and Synopsys (the “Securities Rights Agreement”).

3.    Synopsys will furnish to the Representatives at the First Closing Date an opinion of outside counsel for Synopsys, addressed to the Underwriters, and dated the First Closing Date, and in form and substance satisfactory to Davis Polk & Wardwell, counsel for the Underwriters, stating that:

(i)    this Agreement, the Forward Sale Contract or Underwriting Agreement, as applicable, and the Custody Agreement have been duly executed and delivered by or on behalf of Synopsys;

(ii)    Synopsys has full legal right and power, and has obtained any authorization or approval required by law (other than those imposed by the Securities Act of 1933, as amended, and the securities or blue sky laws of certain jurisdictions), to sell, assign, transfer and deliver the Synopsys Shares in the manner contemplated in the Forward Sale Contract or Underwriting Agreement, as applicable;

(iii)    delivery of certificates for the Synopsys Shares by Synopsys pursuant to the Forward Sale Agreement or Underwriting Agreement, as the case may be, will pass valid and marketable title thereto to UBS London Branch or the Underwriters, as the case may be, free and clear of any adverse claim, assuming UBS London Branch or the Underwriters, as the case may be, purchase such Shares for value without notice of any adverse claim (as such terms are defined in the Uniform Commercial Code in effect in the State of New York);

(iv)    each of the Representatives of Synopsys has been duly authorized by Synopsys to execute and deliver on behalf of Synopsys the Underwriting Agreement and any other document necessary or desirable in connection with transactions contemplated hereby and to deliver the Synopsys Shares to be delivered or sold by the Synopsys;

(v)    to the best of such counsel’s knowledge, the statements in the Prospectus under the caption “Principal and Selling Stockholders” in so far as such statements constitute a summary of the matters referred to therein as related to Synopsys present fairly the information called for by Item 507 of Regulation S-K with respect to such matters.

4.    Synopsys will deliver a certificate, dated the First Closing Date, to the effect that:

(i)    the representations and warranties of Synopsys in this Agreement are true and correct as if made on and as of the First Closing Date;

(ii)    Synopsys has performed all covenants and agreements on its part to be performed or satisfied at or prior to the First Closing Date.

5.    Synopsys agrees to be bound by the provisions of Section 12 of the Underwriting Agreement exactly as if it were a Selling Stockholder that was a party to the Underwriting Agreement.

6.    The parties hereto shall, with respect to this Agreement only, be bound by the provisions of Sections 13, 14, 15, 16, 17 and 18 of the Underwriting Agreement, provided that (A) references in such Sections to “this Agreement” shall be interpreted to mean this Agreement (in lieu of the Underwriting Agreement) and (B) notices to Synopsys under this Agreement shall be provided to the address specified in the Synopsys Agreements.

7.    Effective upon the sale of any of the Synopsys Shares to UBS London Branch pursuant to the Forward Sale Contract, the Company hereby waives the restrictions on the sale of the Synopsys Shares by Synopsys contained in Section 7 of the Securities Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARTISAN COMPONENTS

By:
Duly Authorized Officer

SYNOPSYS, INC.

By:
Duly Authorized Officer

UBS WARBURG LLC RBC DAIN RAUSCHER INC. NEEDHAM COMPANY, INC. D.A. DAVIDSON & CO. By: UBS WARBURG LLC		UBS AG, LONDON BRANCH

By:		By:
	Duly Authorized Officer		Duly Authorized Officer

By:		By:
	Duly Authorized Officer		Duly Authorized Officer

For itself and on behalf of the Representatives

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